EXHIBIT 99.1


News
For Immediate Release                                 SILGAN HOLDINGS INC.
                                                      4 Landmark Square
                                                      Suite 400
                                                      Stamford, CT  06901

                                                      Telephone: (203) 975-7110
                                                      Fax:       (203) 975-7902


                                                          Contact:
                                                          Robert B. Lewis
                                                          (203) 406-3160



                 SILGAN HOLDINGS ANNOUNCES AGREEMENT TO ACQUIRE
                   EUROPEAN WHITE CAP METAL CLOSURES BUSINESS


STAMFORD, CT, February 22, 2006 -- Silgan Holdings Inc. (Nasdaq:SLGN) today announced that it has entered into a definitive purchase agreement with Amcor Limited to acquire its White Cap closures business. This business is a leading supplier of an extensive range of metal closures to consumer goods packaging companies in the food and beverage industries in Europe, Asia Pacific and South America. The business, which had sales of approximately EUR 246 million (or approximately $300 million at current exchange rates) for its fiscal year ended June 30, 2005, is headquartered in Hanover, Germany and operates a total of 10 manufacturing facilities in Europe, Asia Pacific and South America serving approximately 70 countries.

"Vacuum closures for hot filled food and beverage applications are highly engineered to ensure seal integrity and yet provide ease of opening and resealabilty. The White Cap business was the leading pioneer in this technology and continues to enjoy superior technology and a strong market reputation," stated Phil Silver, Co-Chairman and Co-CEO. "With this acquisition, we are re-combining the business with its US counterpart, which started operation in 1926, and expect to benefit from the inherent synergies of a worldwide franchise," continued Mr. Silver. "In combination with our current closure business in North America, the new Silgan White Cap business will be the Global leader in vacuum closures for hot filled food and beverage products, with # 1 positions in North America and Europe and either #1 or #2 positions in the developing markets of South America and Asia Pacific," concluded Mr. Silver.


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SILGAN HOLDINGS
February 22, 2006
Page 2



The purchase price for this transaction is EUR 230 million (or approximately $280 million), on a debt-free and cash-free basis, or slightly over six times our expected run rate EBITDA for the business. The Company expects the transaction to be accretive to its 2007 earnings with additional opportunity as certain synergies and cost savings initiatives are realized. The transaction, which is expected to be financed through borrowings under the Company's senior secured credit facility or new senior subordinated notes, or a combination thereof, is expected to close during the second quarter of 2006, subject to specific closing conditions and other customary closing conditions. Under the purchase agreement, the parties could initially close on the European business, which represents approximately 87% of the total sales, and then subsequently close the other jurisdictions upon satisfaction of applicable closing conditions.

                                      * * *

Silgan Holdings is a leading North American manufacturer of consumer goods packaging products with annual net sales of approximately $2.5 billion in 2005. Silgan operates 60 manufacturing facilities in the U.S. and Canada. In North America, Silgan is the largest supplier of metal containers for food products and a leading supplier of plastic containers for personal care products and of metal, composite and plastic vacuum closures for food and beverage products.

Statements included in this press release, which are not historical facts, are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934. Such forward looking statements are made based upon management's expectations and beliefs concerning future events impacting the Company and therefore involve a number of uncertainties and risks, including, but not limited to, those described in the Company's Annual Report on Form 10-K for 2004 and other filings with the Securities and Exchange Commission. Therefore, the actual results of operations or financial condition of the Company could differ materially from those expressed or implied in such forward looking statements.

                                      * * *